================================================================================

                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement                [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                             FIRSTMERIT CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                XXXXXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

       -------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

================================================================================

                                   FirstMerit

                               III Cascade Plaza
                               Akron, Ohio 44308

                               February 23, 1998

To Our Shareholders:

     You are cordially invited to attend the Annual Meeting of Shareholders to be held on Wednesday, April 8, 1998 at 10:00 A.M. at the John S. Knight Convention Center, 77 E. Mill Street, Akron, Ohio 44308.

     The election of directors will take place at the Annual Meeting. This year we will elect five Class I Directors whose terms will expire at the Annual Meeting in 2001. Three of the nominees are currently serving as directors, while Messrs. Richard Colella and Richard N. Seaman are new nominees. You will also be asked to consider and approve proposals to increase the number of authorized shares of FirstMerit Common Stock, to make the Ohio Control Share Acquisition Act inapplicable to FirstMerit, and to adopt an amendment to the Employee Stock Purchase Plan to allow employees to deduct up to 10% of their compensation to purchase shares of FirstMerit Common Stock. These proposals are described in detail in the Proxy Statement.

     Enclosed with this letter is a Notice of Annual Meeting together with a Proxy Statement which contains information with respect to the proposals and the nominees for director, as well as the other directors who will continue in office.

     It is important that your shares be voted, and we hope that you will be able to attend the Annual Meeting. We urge you to execute and return the enclosed form of proxy as soon as possible, whether or not you expect to attend the Annual Meeting in person.

                                            Sincerely,

                                            /s/ John R. Cochran

                                            John R. Cochran
                                            Chairman and Chief Executive Officer

                             FIRSTMERIT CORPORATION
                               III Cascade Plaza
                               Akron, Ohio 44308

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                      TO BE HELD WEDNESDAY, APRIL 8, 1998

     The Annual Meeting of Shareholders of FirstMerit Corporation, an Ohio corporation ("FirstMerit"), will be held at the John S. Knight Convention Center, 77 E. Mill Street, Akron, Ohio, on Wednesday, April 8, 1998, at 10:00 A.M. (local time), for the following purposes:

     1. To elect five Class I Directors;

     2. To approve a proposal to amend FirstMerit's Amended and Restated Articles of Incorporation to increase the authorized shares of Common Stock from 80,000,000 to 160,000,000 shares;

     3. To approve a proposal to amend FirstMerit's Code of Regulations, as amended, to make the Ohio Control Share Acquisition Act inapplicable to FirstMerit;

     4. To approve a proposal to amend FirstMerit's Employee Stock Purchase Plan to allow employees to deduct up to 10% of their compensation to purchase shares of FirstMerit Common Stock; and

     5. To transact such other business as may properly come before the meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business on February 9, 1998, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. All shareholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting in person, please fill in, date, sign and return the enclosed Proxy Card.

                                            By Order of the Board of Directors,

                                            /s/ Terry E. Patton

                                            Terry E. Patton
                                            Secretary
Akron, Ohio
February 23, 1998
         THE 1997 ANNUAL REPORT TO SHAREHOLDERS ACCOMPANIES THIS NOTICE

                           FIRSTMERIT(R) CORPORATION
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of FirstMerit Corporation, an Ohio corporation ("FirstMerit" or "Company") of the accompanying proxy to be voted at the Annual Meeting of Shareholders to be held on Wednesday, April 8, 1998, at 10:00 A.M. (local time), and at any adjournment thereof. Shares represented by duly executed proxies in the accompanying form received by the Board of Directors prior to the meeting will be voted at the meeting. A shareholder who signs and returns a proxy in the accompanying form may revoke it prior to or at the meeting by giving notice to the Secretary. FirstMerit(R) is a registered trademark of the Company.

     The close of business on February 9, 1998, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at
the meeting. On that date FirstMerit had outstanding approximately [62,       ]
shares of common stock, no par value per share ("Common Stock"), each of which is entitled to one vote. For information concerning principal shareholders, see the section titled "Principal Shareholders" below.

     The mailing address of the principal executive offices of FirstMerit is III Cascade Plaza, Akron, Ohio 44308, telephone number (330) 996-6300. This Proxy Statement, together with the related Proxy Card and FirstMerit's 1997 Annual Report to Shareholders, is being mailed to the shareholders of FirstMerit on or about February 23, 1998.

     Under Ohio law, FirstMerit's Amended and Restated Articles of Incorporation and its Code of Regulations ("Regulations"), if a quorum is present at the meeting, the nominees for election as directors who receive the greatest number of votes cast will be elected directors. A majority of the outstanding shares of Common Stock constitutes a quorum. An abstention from voting any share with respect to the election of any nominee for director will have the practical effect of a vote against that nominee. A broker non-vote with respect to any share will not affect the election of directors since the share is not counted for voting purposes.

     Proposal No. 2 regarding the increase in authorized shares of Common Stock must be approved by the affirmative vote of the holders of two-thirds of the shares of Common Stock, present in person or represented by proxy at the Annual Meeting, assuming a quorum is present. An abstention from voting any share with respect to this proposal will have the practical effect of a vote against the proposal. A broker non-vote with respect to any share will not affect the approval of the proposal since the share is not counted for voting purposes.

     Proposals Nos. 3 and 4 regarding the Ohio Control Share Acquisition Act and the Employee Stock Purchase Plan must be approved by the affirmative vote of the holders of a majority of the shares of Common Stock, present in person or represented by proxy at the Annual Meeting, assuming a quorum is present. An abstention from voting any share with respect to this proposal will have the practical effect of a vote against the proposal. A broker non-vote with respect to any share will not affect the approval of the proposal since the share is not counted for voting purposes.

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

NOMINEES

     Five Class I directors are being nominated and are to be elected at this Annual Meeting of Shareholders. In 1995 the shareholders fixed the total number of directors at 18. There currently exists two vacancies on the Board of Directors, one in each of Classes I and III. As a matter of corporate policy, the Board believes it is important to maintain vacancies on the Board. This would allow a majority of the Board, pursuant to Article III, Section 3 of the Regulations, to appoint an individual to the Board. Such a need could occur, as examples, as part of the terms of a future acquisition, or in the event the Board finds a highly qualified candidate for the Board and believes it is important to appoint such person prior to the next Annual Shareholder meeting. Any such person appointed would serve the remaining term of such position, which could exceed one year. The Board appointed Sid A. Bostic as a Class III Director effective February 1, 1998 as part of its appointment of Mr. Bostic as the President and Chief Operating Officer of FirstMerit and FirstMerit Bank, N.A. As part of its agreement with CoBancorp Inc.'s merger with and into FirstMerit, the Board has agreed to appoint an individual to the Board of Directors. It is currently contemplated that a person would be appointed to Class III.

     Set forth below for each nominee for election as a director and for each director whose term will continue after the Annual Meeting of Shareholders is a brief statement, including the age, principal occupation and business experience during the past five years, and the number of shares of Common Stock beneficially owned by such director. The Board of Directors has nominated the persons listed below as nominees, all of whom presently are directors of FirstMerit. If any nominee should become unavailable for any reason, it is intended that votes will be cast for a substitute nominee designated by the Board of Directors. The Board of Directors has no reason to believe that the nominees named will be unable to serve if elected. The nominees receiving the greatest number of votes cast by shareholders by proxy or in person at the meetings, a quorum being present, will be elected. A majority of the outstanding shares of Common Stock constitute a quorum. Proxies cannot be voted for a greater number of nominees than the number named in the Proxy Statement.

                   NOMINEES FOR ELECTION AS CLASS I DIRECTORS
                           (TERM EXPIRING IN 2001)(A)

                                  PRINCIPAL OCCUPATION FOR PAST FIVE YEARS       SHARES BENEFICIALLY OWNED
          NAME           AGE               AND OTHER INFORMATION                   NUMBER-PERCENT(B)(C)
---------------------------- --------------------------------------------------  -------------------------
John R. Cochran          55  Chairman and Chief Executive Officer of                      231,772(d)
                             FirstMerit, Chairman and Chief Executive                      27,420(e)
                             Officer of FirstMerit Bank, N.A., formerly                   340,000(f)
                             President of FirstMerit and President and Chief
                             Executive Officer, Norwest Bank, Omaha, Nebraska
Richard Colella          62  Attorney, Colella & Kolczun, P.L.L., Elyria, Ohio              3,893
Philip A. Lloyd, II      51  Attorney, Brouse & McDowell, Akron, Ohio                      31,414(d)
                                                                                          289,357(e)(g)
                                                                                            8,400(f)

                                  PRINCIPAL OCCUPATION FOR PAST FIVE YEARS       SHARES BENEFICIALLY OWNED
          NAME           AGE               AND OTHER INFORMATION                   NUMBER-PERCENT(B)(C)
---------------------------- --------------------------------------------------  -------------------------
Roger T. Read            56  Formerly Chairman, Chief Executive Officer                   117,024(e)
                             and President, Harwick Chemical Corporation,                   7,200(f)
                             Akron, Ohio, a manufacturer and wholesaler of
                             chemicals and allied products
Richard N. Seaman        52  [                                                                800(d)
                                                                                          [      ](e)
                                                                                          [      ](f)
                             ]

                                 CLASS II DIRECTORS CONTINUING IN OFFICE
                                        (TERM EXPIRING IN 1999)(A)
Karen S. Belden          56  Co-owner of Easterday's Gift Shop and                         22,562(d)
                             Florist, Canton, Ohio; and Realtor, The                      169,600(e)(g)
                             Prudential-DeHoff Realtors, Canton, Ohio;                      3,600(f)
                             formerly Director of The CIVISTA Corporation, a
                             publicly held savings and loan holding company
R. Cary Blair            58  Chairman, President and Chief Executive                        3,918(e)
                             Officer of Westfield Companies, Westfield                      3,600(f)
                             Center, Ohio, a group of insurance companies;
                             Director, The Davey Tree Expert Company, Kent,
                             Ohio, a publicly held horticultural company
Robert W. Briggs         56  President, Buckingham, Doolittle &                             1,170(d)
                             Burroughs, Akron, Ohio, a legal professional                 107,602(e)(g)
                             association                                                    3,600(f)
Elizabeth A. Dalton      69  Formerly member of Board of Education of                       4,623(d)
                             the Akron City School District                                 1,476(e)(g)
                                                                                            8,400(f)
Clifford J. Isroff       61  Chairman and Secretary, I Corp., Akron,                        9,200(d)
                             Ohio, a manufacturing holding company                          8,400(f)
Stephen E. Myers         54  President, Chief Executive Officer and                        13,096(d)
                             Director of Myers Industries, Inc., Akron,                     4,800(f)
                             Ohio, a publicly held manufacturer and distributor
                             of rubber, plastic and formed metal products;
                             Director, Reko International Group, Inc., a
                             publicly held manufacturer of plastic injection
                             molds

                    CLASS III DIRECTORS CONTINUING IN OFFICE
                           (TERM EXPIRING IN 2001)(A)

                                  PRINCIPAL OCCUPATION FOR PAST FIVE YEARS       SHARES BENEFICIALLY OWNED
          NAME           AGE               AND OTHER INFORMATION                   NUMBER-PERCENT(B)(C)
---------------------------- --------------------------------------------------  -------------------------
John C. Blickle          47  President of Heidman, Inc., dba McDonald's                    20,276(d)
                             Restaurants, Akron, Ohio, quick service                        2,612(e)
                             restaurants                                                    8,400(f)
Sid A. Bostic            [  ] President and Chief Operating Officer,                      [      ]
                             FirstMerit Corporation, President and Chief
                             Operating Officer, FirstMerit Bank, N.A.; formerly
                             Chairman, President and Chief Executive Officer,
                             Norwest Bank, Fort Wayne, Indiana.
Terry L. Haines          51  President, Chief Executive Officer and                         3,469(e)
                             Director, A. Schulman Inc., Akron, Ohio, a                     7,200(f)
                             publicly held manufacturer and wholesaler of
                             plastic materials
Robert G. Merzweiler     44  President and Chief Executive Officer,                         3,000(d)
                             Landmark Plastic Corporation, Akron, Ohio,                     8,400(f)
                             a manufacturer of plastic products
Justin T. Rogers, Jr.    68  Formerly Chairman, Chief Executive Officer                    11,311(d)
                             and Director, Ohio Edison Company, Akron,                      7,200(f)
                             Ohio, a publicly held electric utility company

---------------

(a) The directors have served since the year following their name: Messrs. Isroff, Rogers and Mrs. Dalton, 1981; Mr. Lloyd, 1988; Messrs. Blickle and Myers, 1990; Messrs. Merzweiler and Haines, 1991; Mr. Read, 1992; Mr. Cochran, 1995; Mrs. Belden and Messrs. Blair and Briggs, 1996, and Mr. Bostic, 1998.

(b) Number of shares beneficially owned is reported as of February 1, 1998. None of the directors beneficially owns one percent (1%) or more of the outstanding shares of FirstMerit Common Stock.

(c) All directors and executive officers as a group ([  ] persons) beneficially
    owned [          ] shares of Common Stock as of February 1, 1998. This
    represents approximately [     ]% of the outstanding shares of Common Stock
    as of that date.

(d) Sole voting and/or investment power.

(e) Shared voting and/or investment power.

(f) Shares with respect to which the nominee or director has the right to acquire beneficial ownership by exercising options granted under FirstMerit's 1992 Stock Option Program ("1992 Stock Plan"), the 1992 Directors Stock Option Program ("Director Stock Plan") or the 1997 Stock Plan ("1997 Stock Plan").

(g) Includes reported beneficial ownership of the following numbers of shares owned by family members or trusts, as to which the director disclaims any beneficial ownership: Mrs. Belden, 169,600; Mr. Briggs, 107,602; Mrs. Dalton, 1,476; and Mr. Lloyd, 289,357.

     There are (and during the past five years there have been) no legal proceedings material to an evaluation of the ability of any director or executive officer of FirstMerit to act in such capacity or concerning his integrity.

     For purposes of this Proxy Statement, Citizens National Bank, FirstMerit Community Development Corporation, FirstMerit Credit Life Insurance Company, Peoples Bank, N.A. and Peoples National Bank, are deemed the operating subsidiaries of FirstMerit (the "Subsidiaries").

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors of FirstMerit has several committees and has appointed members to such committees since the 1997 Annual Meeting of Shareholders.

     The Audit and Review Committee consisted of Robert G. Merzweiler, Chairman, Karen S. Belden, Robert W. Briggs, Robert M. Carter and Stephen E. Myers. It met five times during 1997 to examine and review internal and external reports of operations of FirstMerit and the Subsidiaries for presentation to the full Board of Directors.

     The Loan Committee consisted of Philip A. Lloyd, II, Chairman, Karen S. Belden, John C. Blickle, Elizabeth A. Dalton, Justin T. Rogers, Jr. and Del Spitzer. It met eight times during 1997 to monitor the lending activities of the Subsidiaries to help assure such activities were conducted in a manner consistent with FirstMerit's loan policy.

     The Compensation Committee was appointed to establish policies for and levels of reasonable compensation for directors, officers and employees of FirstMerit and its Subsidiaries, and to administer (among other plans) FirstMerit's stock option plans, the FirstMerit Corporation Senior Officer Incentive Compensation Program (the "Compensation Program") and the Executive Committee Life Insurance Program ("Insurance Plan"). In addition, the Committee is involved in administering the Employee Stock Purchase Plan ("ESPP"), the Pension Plan for Employees of FirstMerit Corporation and Subsidiaries ("Pension Plan"), the Executive Supplemental Retirement Plan ("SERP") and the FirstMerit Corporation and Subsidiaries Employees' Salary Savings Retirement Plan ("401(k) Plan"). The committee met eight times during 1997. Its members consisted of Roger T. Read, Chairman, R. Cary Blair, Terry L. Haines, Clifford J. Isroff, Philip A. Lloyd, II and Justin T. Rogers, Jr.

     The Executive Committee evaluates and responds to management's recommendations concerning planning, management, acquisitions, nominations for directors and committee membership. The Executive Committee is authorized to act for the Board of Directors when the Board is not in session, except in certain limited circumstances. The members of the Executive Committee consisted of Clifford J. Isroff, Chairman, John C. Blickle, John R. Cochran, Philip A. Lloyd, II, Roger T. Read, Justin T. Rogers, Jr. and Del Spitzer. It met thirteen times during 1997.

     There were fifteen regularly scheduled and special meetings of the Board of Directors in 1997. All of the directors attended more than 75 percent of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings of committees on which each served.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires FirstMerit's directors, officers and persons who own more than ten percent of its Common Stock ("Section 16 Filers") to file reports of ownership and changes in ownership with the Securities and Exchange Commission and Nasdaq, and to furnish FirstMerit with copies of all such forms they file. FirstMerit understands from the information provided to it by the Section 16 Filers that for 1997 all reports were duly and timely filed by the Section 16 Filers, except for: a Form 4 which was filed 31 days late for the purchase of 10,000 shares by Phillip A. Lloyd, II; and a Form 4 which was filed 2 days late for the purchase of 4,000 shares by Roger T. Read.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table provides certain summary information concerning the compensation paid or accrued by FirstMerit and its Subsidiaries, to or on behalf of its executive officers. The table shows the compensation of the individuals serving in the capacity of Chief Executive Officer, as well as each of the four other most highly compensated executive officers of FirstMerit, determined as of the end of the last fiscal year, December 31, 1997 (collectively the "Named Executive Officers"), and for the fiscal years ended December 31, 1996 and 1995:

                              SUMMARY COMPENSATION

                                                                                      LONG-TERM
                                    ANNUAL COMPENSATION                          COMPENSATION AWARDS
                         ------------------------------------------   ------------------------------------------
                                                          OTHER       RESTRICTED    SECURITIES
       NAME AND                                          ANNUAL         STOCK       UNDERLYING       ALL OTHER
  PRINCIPAL POSITION     YEAR   SALARY(2)  BONUS(3)   COMPENSATION(5) AWARDS(6)    OPTIONS/SARS(7) COMPENSATION(8)
-----------------------  ----   --------   --------   -------------   ----------   -------------   -------------
John R. Cochran(1)       1997   $492,500   $264,000      $52,436        25,200        110,000        $[      ]
Chairman and Chief       1996    430,000        -0-       32,652           -0-        200,000          218,790
Executive Officer        1995    333,333    140,000(4)       -0-        25,000        150,000          103,792
Robert P. Brecht         1997    188,000     72,800       27,716           -0-            -0-         [      ]
Executive Vice           1996    180,250     34,000          -0-           -0-         60,000           70,863
President                1995    158,030     19,157          -0-           -0-          4,980           39,101
Jack R. Gravo            1997    236,792    100,000          -0-           -0-          9,000         [      ]
Executive Vice           1996    195,920     46,384          -0-           -0-         75,000           59,460
President                1995    167,083      5,000          -0-           -0-          5,900           22,919
John R. Macso            1997    272,505    130,000          -0-           -0-         15,914(9)      [      ]
Executive Vice           1996    263,013     44,975       42,123           -0-        105,000           93,093
President                1995    222,901     42,876       33,560           -0-         10,200           37,715
Carrie L. Tolstedt(10)   1997    192,083    100,000          -0-           -0-          9,000         [      ]
Executive Vice           1996   [      ]   [      ]      [     ]        [    ]         60,000         [      ]
President                1995   [      ]   [      ]      [     ]        [    ]         10,000         [      ]

---------------

(Share information for 1996 and 1995 has been restated to give effect to the 2-for-1 stock split effective in September 1997.)

 (1) Mr. Cochran became employed by FirstMerit effective March 1, 1995. Mr. Cochran was promoted to Chairman and Chief Executive Officer from President and Chief Executive Officer on February 1, 1998.

 (2) Includes the deferred portion of salary under the 401(k) Plan.

 (3) For 1997, 1996 and 1995, the Bonus includes the amounts paid pursuant to the Compensation Program. The amounts included represent the incentive Bonus earned for the prior year, but which cannot be determined and paid until the first quarter of the following year. For 1997, the bonus amounts reported for Messrs. Cochran, Brecht, Gravo and Macso, and for Mrs. Tolstedt, include amounts which were deferred to subsequent periods pursuant to FirstMerit's Executive Deferred Compensation Plan. The amounts deferred to a subsequent period for each of these individuals was as follows: Mr. Cochran, $198,000, Mr. Brecht, $3,760, Mr. Gravo, $-0-, Mr. Macso, $84,075, and Mrs. Tolstedt, $-0-.

 (4) The bonus paid Mr. Cochran in 1995 was negotiated at the time of his acceptance of employment with FirstMerit and was not computed or paid pursuant to the Compensation Program. No cash bonus was paid Mr. Cochran in 1996 since he was paid a bonus in December 1996 as part of his original compensation package.

 (5) Perquisites provided to each of the Named Executive Officers, other than Messrs. Cochran and Brecht, did not exceed the disclosure thresholds established under Securities and Exchange Commission ("SEC") regulations and are not included in this total. The totals indicated for Messrs. Cochran and Brecht relate to expenses paid on their behalf or reimbursed to them for relocation expenses.

 (6) None of the Named Executive Officers, other than Mr. Cochran, has any restricted stock holdings. Mr. Cochran received on March 1, 1995, 25,000 shares of restricted Common Stock pursuant to the FirstMerit Corporation Restricted Stock Plan-1995 and he received on April 9, 1997, 25,200 shares of restricted Common Stock pursuant to the 1997 Stock Plan. As of December 31, 1997, the fair market value of such shares equaled $1,424,425, based upon a closing market value of $28.375 per share. The restrictions on the 1995 shares lapse equally over a three-year period beginning in March, 2001, restrictions on the 1997 shares lapse equally over a three-year period beginning in April, 2005, but all may vest at an earlier time due to death, disability, a Change of Control, Termination Without Cause or Termination for Good Reason. The dividends on such shares are currently paid to Mr. Cochran. No long-term incentive plan payouts were made in 1997.

 (7) Stock Options granted in 1997 to two of the Named Executive Officers, due to promotions and increased job responsibilities, consisted of two separate grants: a "multi-year" grant, representing a grant equal to approximately three times each Named Executive Officer's annual grant, and a "performance-vested" grant, equal to one-half the size of each Named Executive Officer's multi-year grant. The multi-year grants vest in 50% increments on the anniversary of the option grant in 1998 and 1999. The performance-vested grants vest in January 1999, but only if FirstMerit reaches a specified level of cumulative earnings per share ("EPS") (otherwise they will vest in August, 2005). In 1997, Mr. Cochran received an annual grant. The breakdown between the multi-year grant, the performance-vested grant, and annual grants is shown in the table "Options/SAR Grants in Last Fiscal Year."

 (8) "All Other Compensation" for 1997 includes the following: (i) contributions to FirstMerit's 401(k) Plan to match the 1997 pre-tax elective deferral contributions made by each to the 401(k) Plan: Mr. Cochran, $7,125, Mr. Brecht, $7,125, Mr. Gravo, $7,125, Mr. Macso, $7,125, and Mrs. Tolstedt, $6,107; (ii) amounts accrued under FirstMerit's 1992 and 1997 Stock Plans as "Dividend Units" (an accrued right to a cash payment) granted: Mr. Cochran, $264,650, Mr. Brecht, $49,380, Mr. Gravo, $52,229, Mr. Macso,
     $53,200, and Mrs. Tolstedt, $42,790; (iii) amounts paid or accrued by FirstMerit for life and accidental death insurance under FirstMerit's
     Insurance Program: Mr. Cochran, $[    ], Mr. Brecht, $[    ], Mr. Gravo,
     $[    ], Mr. Macso, $[    ], and Mrs. Tolstedt, $[    ]; and (iv) amounts
     paid or accrued by FirstMerit for fees as a director and committee member of FirstMerit: Mr. Cochran, $-0-, Mr. Brecht, $-0-, Mr. Gravo, $-0-, Mr. Macso, $-0-, and Mrs. Tolstedt, $-0-.

 (9) Reload option granted on the exercise of a prior option.

(10) Mrs. Tolstedt became employed by FirstMerit on May 15, 1995.

STOCK OPTIONS

     The following table contains information concerning the grant of stock options and/or dividend units during fiscal 1997 under FirstMerit's 1992 and 1997 Stock Plans to the Named Executive Officers:

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                         INDIVIDUAL GRANTS
                       -----------------------------------------------------    POTENTIAL REALIZABLE
                                       PERCENT OF                              VALUE AT ASSUMED ANNUAL
                        NUMBER OF        TOTAL                                  RATES OF STOCK PRICE
                        SECURITIES    OPTIONS/SARS                             APPRECIATION FOR OPTION
                        UNDERLYING     GRANTED TO     EXERCISE                         TERM(2)
                       OPTIONS/SARS   EMPLOYEES IN    OR BASE     EXPIRATION   -----------------------
        NAME            GRANTED(1)    FISCAL YEAR      PRICE         DATE          5%          10%
---------------------  ------------   ------------   ----------   ----------   ----------   ----------
John R. Cochran......     110,000(3)       40.6%       $20.31      4/09/07     $1,405,013   $3,560,580
Robert P. Brecht.....         -0-           N/A           N/A        N/A              N/A          N/A
Jack R. Gravo........       6,000(5)        2.2%        23.44      7/15/07         88,448       99,357
                            3,000(4)        1.1%        23.44      7/15/07         44,224       49,678
                          -------         -----
                            9,000           3.3%
John R. Macso........      15,914(6)        5.8%        21.63      2/15/06        216,478      243,178
Carrie L. Tolstedt...       6,000(5)        2.2%        23.44      7/15/07         88,448       99,357
                            3,000(4)        1.1%        23.44      7/15/07         44,224       49,678
                          -------         -----
                            9,000           3.3%
Total All                 270,914
  Employees..........

---------------

(1)The 1992 and 1997 Stock Plans generally provides for granting of incentive stock options ("ISOs"), non-qualified stock options ("NQSOs") (collectively "Stock Options") and shares of restricted stock. The option price per share of ISOs must be equal to the fair market value of a share of Common Stock on the date granted; the option price of NQSOs may be set by the Compensation Committee. The purchase price of any Stock Option must be paid upon exercise in (i) immediately available funds, (ii) shares of Common Stock, or (iii) a combination of (i) and (ii). If granted by the Committee, a one-time reload option of NQSOs may be granted equal to the number of whole shares used by the participant to exercise an option. Shares of stock acquired upon the exercise of the reload option are restricted from sale for two years. If granted by the Committee, an option may be transferred to an option holders' immediate family. In the event of a "Change of Control," unless the Committee otherwise determines, any unvested Stock Options will immediately vest. "Change of Control" is basically defined as a change in 30% or more of the beneficial ownership of FirstMerit or a change of a majority of the Board of Directors within a two-year period.

  The 1992 and 1997 Stock Plans also provide that a dividend Unit be awarded to participants with respect to each share of Common Stock for which a Stock Option is granted, for a period of up to five years. The 1992 and 1997 Stock Plans provide that in the event of a Change of Control, FirstMerit will promptly thereafter pay to each participant an amount equal to the aggregate amount accrued on the dividend Units held by the participant on the date of the Change of Control.

(2)This computation does not include the value of any Dividend Units which might be paid during such time.

(3)Mr. Cochran did not receive a multi-year grant of options in 1996 as did the Named Executive Officers. NQSOs which vest one year after grant.

(4)NQSOs which vest at the earlier of January, 1999 if FirstMerit has a specified cumulative earnings per share, or August 16, 2005.

(5)NQSOs which vest 50% on the anniversary date of the grant in 1998 and 1999.

(6)Reload option granted on the exercise of a prior option.

OPTION EXERCISES AND HOLDINGS

     The following table contains information concerning the exercise of Stock Options and/or Dividend Units under FirstMerit's 1982 Stock Plan, the 1992 Stock Plan, and the 1997 Stock Plan, and information on unexercised Stock Options held as of the end of the fiscal year, by the Named Executive Officers:

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                              NUMBER OF
                                                              SECURITIES
                                                              UNDERLYING
                                                             UNEXERCISED       VALUE OF UNEXERCISED
                                                             OPTIONS/SARS          IN- THE-MONEY
                                                              AT FISCAL           OPTIONS/SARS AT
                                                               YEAR-END              YEAR-END
                                                           ----------------    ---------------------
                            SHARES ACQUIRED     VALUE        EXERCISABLE/          EXERCISABLE/
           NAME               ON EXERCISE      REALIZED     UNEXERCISABLE        UNEXERCISABLE(1)
--------------------------  ---------------    --------    ----------------    ---------------------
John R. Cochran                     -0-        $    -0-    190,000/270,000      $2,911,250/3,187,150
Robert P. Brecht                    724           6,832      34,172/46,669           533,141/635,852
Jack R. Gravo                       -0-             -0-      22,564/67,336           324,058/840,644
John R. Macso                    23,332         160,407    15,914(2)/81,668        107,340/1,112,726
Carrie L. Tolstedt                6,000          57,000      17,332/52,334           250,548/635,841

---------------

(Share information for 1996 and 1995 has been restated to give effect to the 2-for-1 stock split effective in September 1997.)

(1) Based upon the closing price reported in the Nasdaq National Market System ("Nasdaq") for the Common Stock of FirstMerit on December 31, 1997. This computation does not include the value of any Dividend Units which might be paid during such time.

(2) Reload option granted on the exercise of a prior option.

BENEFICIAL OWNERSHIP AND STOCK OWNERSHIP GUIDELINES

     The following table sets forth certain information regarding the Named Executive Officers' beneficial ownership of the Common Stock of the Company as of February 1, 1998.

  TITLE OF                                 NUMBER OF         PERCENT OF
    CLASS         NAME OF OFFICER          SHARES(1)          CLASS(2)
-------------    ------------------     ---------------     -------------
Common Stock     John R. Cochran            421,772              --
Common Stock     Robert P. Brecht            45,543              --
Common Stock     Jack R. Gravo              107,229              --
Common Stock     John R. Macso               48,985              --
Common Stock     Carrie L. Tolstedt          24,506              --

---------------

(1) The amounts shown represent the total shares owned outright by such individuals together with shares which are issuable upon the exercise of currently exercisable stock options. These individuals have the right to acquire the shares indicated after their names, upon the exercise of such stock options: Mr. Cochran, 190,000; Mr. Brecht, 34,512; Mr. Gravo, 22,564; Mr. Macso, 15,914; and Mrs. Tolstedt, 17,332.

(2) None of the listed officers owns more than one percent of the applicable class.

     In February 1997, the Board adopted stock ownership guidelines for its officers and directors. The guidelines state that within five years after adoption, officers of FirstMerit should own Common Stock equal to at least the following levels of their base salary: Chief Executive Officer, five times; Executive Vice President, three times; and Senior Vice President, two times.

PENSION PLANS

     Under the Pension Plan for Employees of FirstMerit Corporation of Ohio and Subsidiaries (the "Pension Plan"), a tax-qualified defined benefit pension plan, pension benefits may be paid to executive officers in the future. Executive officers participate in the Pension Plan on the same basis as other employees.

     Pension benefits at normal retirement age 65 are based on the average base salary (exclusive of bonuses and overtime, if either exists, and not exceeding $150,000 in 1997) of each participant for the highest four consecutive years during the last ten years of employment. The benefits payable equal the sum of
1.35 percent of such average base salary multiplied by the number of years of credited service, up to 40 years, plus .55 percent of such average base salary in excess of "covered compensation," multiplied by the number of years of credited service not exceeding 35 years. "Covered compensation" for this purpose means the average (without indexing) of the Social Security taxable wage base in effect for each calendar year during the 35-year period ending with the last day of the calendar year in which the participant attains (or will attain) Social Security retirement age.

     Contributions to the Pension Plan are actuarially determined and cannot be appropriately allocated to individual participants. As of December 31, 1997, the following had the number of years of credited service indicated: Mr. Cochran had three years, Mr. Brecht, 12 years, Mr. Gravo, 22 years, Mr. Macso, 32 years, and Mrs. Tolstedt, three years.

     The following table sets forth estimated annual retirement benefits (assuming the payments are made on a straight-life annuity basis) at age 65 payable to persons in the specified remuneration and years of service classification under the FirstMerit Pension Plan.

                               PENSION PLAN TABLE

                                  ESTIMATED ANNUAL BENEFITS UPON RETIREMENT ON
 AVERAGE BASE                   DECEMBER 31, 1996 WITH YEARS OF SERVICE INDICATED
SALARY USED FOR     -------------------------------------------------------------------------
 PLAN BENEFITS      15 YEARS     20 YEARS     25 YEARS     30 YEARS     35 YEARS     40 YEARS
---------------     --------     --------     --------     --------     --------     --------
   $ 150,000        $ 40,333     $ 53,777     $ 67,221     $ 80,665     $ 94,109     $104,234
     200,000          54,583       72,777       90,971      109,165      127,359      140,859
     250,000          68,833       91,777      114,721      137,665      160,609      177,484
     300,000          83,083      110,777      138,471      166,165      193,859      214,109
     350,000          97,333      129,777      162,221      194,665      227,109      250,734
     400,000         111,583      148,777      185,971      223,165      260,359      287,359
     450,000         125,833      167,777      209,721      251,665      293,609      323,984
     500,000         140,083      186,777      233,471      280,165      327,859      360,609
     550,000         154,333      205,777      257,221      308,665      360,109      397,234
     600,000         168,583      224,777      280,971      337,165      393,359      433,859
     650,000         182,833      243,777      304,721      365,665      426,609      470,484
     700,000         197,083      262,777      328,471      394,165      459,859      507,109
     750,000         211,333      281,777      352,221      422,665      493,109      543,734

     The foregoing figures are provided without regard to limitations on annual pension benefits that may be paid from a tax-qualified pension plan and trust under the Internal Revenue Code ("Code").

     FirstMerit has adopted the Supplemental Pension Plan for its employees, including executive officers. Under this Plan, persons entitled to receive benefits under the Pension Plan are eligible to receive the excess amounts they would have been entitled to under the Pension Plan but for limitations on maximum benefits imposed by the Code on tax-qualified pension plans.

     FirstMerit has adopted the SERP which provides certain pension benefits to its executive officers who are participants under the Plan. The SERP provides total executive retirement income based upon a formula of 50% of the final two-year average of the executive's earnings plus 1.5% of the final two-year average earnings for each year of service up to ten years. The maximum retirement income provided under the Plan is 65%. This retirement income "target" is then reduced by the benefits provided by other retirement and supplemental plans, social security, and the benefits from previous employers' retirement plans to produce a net benefit under the SERP. In addition, benefits are further reduced by three percent for each year where the retirement age is less than 65 years. The Plan benefit is payable for 15 years.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee members consisted of Roger T. Read, Chairman, R. Cary Blair, Terry L. Haines, Clifford J. Isroff, Philip A. Lloyd, II and Justin
T. Rogers, Jr. In serving on the Compensation

Committee, Mr. Lloyd participated in the determination of the compensation to be received by the executive officers of FirstMerit. With regard to stock-based compensation and compensation subject to the Section 16 rules, effective November 1, 1997 and thereafter, Mr. Lloyd has recused himself from the determination of such compensation.

     Philip A. Lloyd, II, is also a director of FirstMerit and served on the Executive and Loan Committees. Mr. Lloyd is a shareholder of the law firm of Brouse & McDowell which performs legal services for FirstMerit and its Subsidiaries. During 1997, Brouse & McDowell was paid $[ ] for legal services rendered to FirstMerit and $[ ] for legal services rendered to the Subsidiaries. The amount of Mr. Lloyd's interest in such fees cannot be practically determined.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT ARRANGEMENTS

     This section discusses the employment contracts and termination agreements for the Chief Executive Officer and the other Named Executive Officers.

     Effective March 1, 1995, FirstMerit entered into an employment agreement with John R. Cochran. The agreement provides that Mr. Cochran will serve as the President and Chief Executive Officer, established his initial annual base salary at $400,000 (annual base in 1997 is $510,000), as well as providing for the terms of payment of salary and benefits in the event of his death or disability, or in the event of termination. During 1996, it provided for the payment of a bonus of $140,000, and thereafter for his participation in the Compensation Program. Mr. Cochran was also provided rights to stock options and the grant of restricted stock, as well as certain additional benefits provided executive officers (including those provided to all employees generally), as detailed in the "Summary Compensation" and "Option/SAR Grants in Last Fiscal Year" tables above. The agreement contains a covenant not to compete for one year if Mr. Cochran terminates his employment other than for Good Cause, or if he is terminated for Cause. This one-year period begins at the later to occur of the termination of the agreement or the last payment due thereunder. The Board of Directors also agreed to nominate Mr. Cochran to the Board of Directors. The agreement terminates February 28, 1999, unless terminated at an earlier time.

     FirstMerit also entered into a termination agreement with Mr. Cochran effective March 1, 1995, as amended May 15, 1996 and December [ ,] 1997. The agreement provides that if there is a Change of Control of FirstMerit, and Mr. Cochran subsequently is terminated during the term of the agreement, he will be entitled to an amount payable in one lump sum. This amount will be equal to the greater of Mr. Cochran's base salary at the time of termination or immediately prior to the Change of Control, plus an amount equal to the average annual incentive compensation paid to Mr. Cochran over the two years preceding the Change of Control, multiplied by three. Such amount will not be paid, however, if the termination is (i) due to death, retirement or disability, (ii) by FirstMerit for Cause, or (iii) by Mr. Cochran other than for Good Reason. In addition, Mr. Cochran is to receive benefits during the three-year period after termination which must include medical, disability and life insurance benefits identical to those in effect just before the Change of Control. Mr. Cochran also will be entitled to immediate vesting of all stock options and similar rights in which he participates. FirstMerit must also pay for one year (up to $35,000) of reasonable outplacement expenses incurred by Mr. Cochran in seeking comparable employment through a placement firm. Notwithstanding any of the foregoing, the termination compensation and benefits to Mr. Cochran will not exceed that which is permitted under the Code without being considered "parachute payments."

     To promote stability among the executive officers, the Board of Directors of FirstMerit authorized FirstMerit to enter into agreements with certain key officers regarding their termination due to a Change of Control. All of the other Named Executive Officers ("Officers") have agreements which have a Change of Control provision. The Officers' termination agreements are identical to that provided to Mr. Cochran and discussed above, except that the applicable amount and period for benefits is two years, and the outplacement amount is $25,000.

FIRSTMERIT COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  PHILOSOPHY AND COMPOSITION OF COMMITTEE

     FirstMerit's executive compensation program is designed to enable FirstMerit to attract, motivate and retain top quality executive officers by providing a fully competitive and comprehensive compensation package. It provides for competitive base salaries that reflect individual performance as well as annual variable incentive awards payable in cash for the achievement of financial performance goals established by the Compensation Committee and approved by the non-employee members of the Board of Directors. In addition, long-term, stock-based incentive awards are granted to strengthen the mutuality of interest between the executive officers and FirstMerit's shareholders and to motivate and reward the achievement of important long-term performance objectives of FirstMerit.

     FirstMerit's executive compensation program is administered by the Compensation Committee of the Board of Directors, composed entirely of the following directors: Roger T. Read, Chairman, R. Cary Blair, Terry L. Haines, Clifford J. Isroff, Philip A. Lloyd, II and Justin T. Rogers, Jr. None of these directors is an employee of FirstMerit.

  ESTABLISHMENT OF EXECUTIVE COMPENSATION PROGRAM AND PROCEDURES

     The Compensation Committee has utilized the services of Sibson & Company ("Sibson"), a nationally recognized independent compensation consulting company, to review and to make recommendations regarding the effectiveness of FirstMerit's executive compensation program. As part of that review and for purposes of recommending a program to FirstMerit, Sibson was requested to review the executive compensation program being utilized and compare it to similar programs of public corporations that shared one or more common traits with FirstMerit (such as market capitalization, asset size and geographic location), which the Committee and Sibson felt might be FirstMerit's most direct competitors for executive talent, and also to assist FirstMerit in establishing and weighting specific assessment areas for the Chief Executive Officer. The recommendations of Sibson have been utilized by the Committee and Board of Directors.

     The Compensation Committee is responsible for the establishment of the base salary, as well as the award level for the annual incentive compensation program, both subject to approval by the members of the Board of Directors who are not employees of FirstMerit ("non-employee directors"). The Committee is also responsible for the award level and administration of the stock option programs for executive officers, as well as recommendations regarding other executive benefits and plans, also subject to approval by the non-employee directors. In reviewing the individual performance of the Named Executive Officers whose compensation is detailed in this Proxy Statement, the Committee takes into account the views of the Chief Executive Officer of FirstMerit. In reviewing the Chief Executive Officer's performance, the Committee reports on that evaluation directly to the non-employee members of the Executive Committee and then to the directors.

     As an overall evaluation tool in determining levels of compensation for the FirstMerit executive officers, as well as for the Chief Executive Officer, the Committee reviews the compensation policies of other public companies, as well as published financial industry salary surveys. Although the Committee has not defined or established a specific comparison group of bank holding companies for determination of compensation, those listed in the salary surveys which share one or more common traits with FirstMerit, such as market capitalization, asset size, geographic location, similar lines of business and financial returns on assets and equity, are given more weight. The companies listed in the various salary surveys may or may not be included in the Nasdaq Banks Index (an index included in FirstMerit's "Performance Graph" below), and as such, the Committee is unable to make any comparisons between the two.

  COMPONENTS OF THE NAMED EXECUTIVE OFFICER COMPENSATION

     For 1997, the executive compensation program for the Named Executive Officers consisted of four primary components: (i) a base salary; (ii) incentive compensation; (iii) executive benefits, such as insurance and retirement benefits; and (iv) benefits which are generally available to all employees. These components are discussed in detail below.

     BASE SALARY. The Named Executive Officers' base salaries and performance are reviewed annually. They are primarily determined by evaluating the individual officers' level of responsibilities for their position, comparing their position to similar positions within FirstMerit and by comparing salaries detailed in the salary surveys for executives with similar experience and responsibilities outside of FirstMerit.

     Significant weight is also given to the views of the Chief Executive Officer of FirstMerit regarding how the Named Executive Officer has succeeded in his or her annual performance goals. These goals are established by the Chief Executive Officer for each Executive Officer, including personal and bank goals. The nature of these goals differs depending upon each Officer's job responsibilities. Goals are both qualitative in nature, such as the development and retention of key personnel, quality of products and services and management effectiveness; and quantitative in nature, such as sales and revenue goals and cost containment.

     The Named Executive Officer's base salary is then established by the Committee based upon the items listed above, as well as upon the Company's overall performance during the preceding year. The Committee does not place a specific weight value on any of the above-listed factors. The base salary as established is subject to approval by the non-employee directors.

     INCENTIVE COMPENSATION. Incentive compensation includes two programs: the award of cash bonuses through the Compensation Program and through the award of stock options under the 1997 Stock Plan. The participants and awards under FirstMerit's incentive plans are determined by the Committee, subject to approval by the non-employee directors.

          Cash Incentive Compensation. FirstMerit's policy for cash incentive compensation is to reward the achievement of financial objectives established in advance by the Compensation Committee. Prior to the beginning of each year performance targets are established by the Committee. The performance targets focus upon the net operating income ("NOI") of FirstMerit, and depending upon the duties of an Executive Officer, the NOI of one or more subsidiaries. Also included as targets are individual performance goals. The Committee has the right, however, to also take into consideration other factors related to the individual performance of the Named Executive Officer in making an award to him or her under the Compensation Program. An incentive bonus award for a Named Executive Officer depends upon two basic factors: (i) the position held by the Named Executive Officer which establishes a maximum bonus available based upon a percentage of the officer's base salary (60-100% of the base salary for the Chief Executive Officer; 40-70% of the base salary for the other Executive Officers) and (ii) the extent to which the performance targets, including the NOI target, meet or exceed the target levels.

          All incentive bonus awards are currently paid in cash. The bonuses paid in 1997 were based upon FirstMerit's 1996 performance.

          Stock Options. FirstMerit's philosophy for granting stock options is based on the principles of encouraging key employees to remain with the Company by providing them with a long-term interest in the Company's overall performance and providing an incentive to those executive officers to manage with a view toward maximizing long-term shareholder value. Stock option grants provide an incentive for the creation of shareholder value since the full benefit of the grant to each Named Executive Officer can only be realized with an appreciation in the price of FirstMerit's Common Stock.

          Option grants provide the right to purchase shares of FirstMerit's Common Stock at the fair market value on the date of the grant. Stock options are granted pursuant to the 1992 and 1997 Stock Plans using guidelines which include corporate performance, individual responsibilities and performance.

          In 1996, the Committee had determined and awarded to certain key individuals "performance" stock options, which vests in January, 1999, but only if a target cumulative EPS is achieved, otherwise the option vests August 16, 2005, as well as "multi-year" stock options representing a grant equal to approximately three times each Named Executive Officer's normal annual grant, as determined by the Committee, which vests in 33 1/3% increments on the anniversary of the option grant in 1997,1998, and 1999. The Chief Executive Officer did not receive a multi-year grant in 1996. Because of the grants made in 1996, the Committee only granted options (performance or multi-year) in 1997 to newly hired personnel or personnel who had received a promotion. The Committee does not intend to make additional option grants in 1998, except to newly-hired or promoted executives.

          The option grants made in 1997 for all participants in the 1992 and
     1997 Stock Plans were for [          ] shares of FirstMerit Common Stock,
     of which [          ] shares, or [     ]% of all options granted were
     awarded the Named Executive Officers.

          Stock Ownership Guidelines. In February 1996, the Board adopted stock ownership guidelines for its officers and directors. The guidelines state that within five years after adoption, officers of FirstMerit should own Common Stock equal to at least the following levels of their base salary:
     Chief Executive Officer, five times; Executive Vice President, three times; and Senior Vice President, two times. The Board reviews the level of ownership to monitor the progress towards attaining these guidelines.

  DETERMINATION OF THE CHIEF EXECUTIVE OFFICER'S COMPENSATION

     On February 1, 1998, FirstMerit named John R. Cochran as its Chairman and Chief Executive Officer. Prior to this Mr. Cochran was the President and Chief Executive Officer of FirstMerit Corporation, a position he was appointed to on March 1, 1995. Before jointing FirstMerit, Mr. Cochran was the President and Chief Executive Officer of Norwest Bank, Omaha, Nebraska, a principal subsidiary of Norwest Corporation. Mr. Cochran's compensation for 1996 was the subject of negotiation and was approved by the Board after a national compensation consulting firm provided the Board with a detailed analysis and its opinion that the compensation package was fair and in the best interests of FirstMerit. The compensation package entered into with Mr. Cochran is detailed in this Proxy under the tables and descriptive paragraphs of this section entitled "Executive Compensation and Other Information."

     As the Chief Executive Officer, Mr. Cochran's base salary for 1997 was determined by the Committee through an assessment of several areas, including the execution of the restructuring program, the annual financial results of FirstMerit and his overall performance as a leader of the Company. In determining compensation, the execution of the restructuring program and the annual financial results (which focused on net operating income) were given a 75% weight by the Committee, whereas overall performance as a leader was given a 25% weight by the Committee. Overall performance was further broken down into seven sub-areas, three of which were each given a 20% weight, while the other four were each given a 10% weight. In addition to these factors, the Committee also reviewed information from Sibson to determine if there were any overall trends in the financial services industry regarding compensation of chief executive officers that which would suggest any adjustments to the amounts to be paid to Mr. Cochran.

     During 1997, Mr. Cochran participated in the 1997 Stock Plan and in the Compensation Program. A cash bonus of $264,000 was awarded in 1997. The determination of the stock option grants and grant of shares of restricted stock to Mr. Cochran were awarded by the Committee on the same basis as the other Named Executive Officers. Because Mr. Cochran did not receive a multi-year stock option grant in 1996, the Committee may consider a stock option grant to Mr. Cochran in 1998.

     Based on these factors, the Committee established Mr. Cochran's annual base salary for 1997 at $510,000, which was approximately a 16% increase from his 1996 base salary. Mr. Cochran was also granted options to purchase 110,000 shares of FirstMerit Common Stock at a per share price of $20.31 (100% of the fair market value on the date of grant). All of the options granted were NQSOs. Of the options for 110,000 shares, all will vest within one year of the grant.
[The remaining [          ] were performance options which vest at the earlier
of January, 19[  ], but only if a specified EPS is realized, otherwise they vest
on [            ].] The grant was made in accordance with the guidelines of the
Committee referenced above and equated to 40.6% of all options granted in 1997 to participants in the 1992 and 1997 Stock Plans.

  DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     The Committee has reviewed the qualifying compensation regulations issued by the Internal Revenue Service under Code Section 162(m) which provide that no deduction is allowed for applicable employee remuneration paid by a publicly held corporation to a covered employee to the extent that the remuneration paid to the employee exceeds $1.0 million for the applicable taxable year, unless certain conditions are met. Currently, remuneration is not expected to exceed the $1.0 million base and therefore, compensation should not be affected by the qualifying compensation regulations. Under the FirstMerit Corporation Executive Deferred Compensation Plan ("Executive Deferred Plan"), which was approved by the shareholders in April, 1996, amounts deferred by executives will not be subject to Section 162(m). The Executive Deferred Plan permits executive officers of FirstMerit to elect to defer their base salary and incentive compensation in "stock units" (which are not actual shares of FirstMerit Common Stock but are tied to the performance thereof.)

     The foregoing report has been respectfully furnished by the members of the Compensation Committee, being:

          Roger T. Read, Chairman                  R. Cary Blair
          Terry L. Haines                          Clifford J. Isroff
          Philip A. Lloyd, II                      Justin T. Rogers, Jr.

PERFORMANCE GRAPH

     Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on FirstMerit's Common Stock against the cumulative return of the Nasdaq Banks Index, the Nasdaq Index and the S&P 500 Index for the period of five fiscal years commencing January 1, 1992 and ended December 31, 1997.(1)

     Measurement Period
   (Fiscal Year Covered)            FMER            Nasdaq       Nasdaq Banks(2)      S&P 500
1992                                      100              100              100              100
1993                                   115.72           114.80           114.04           110.06
1994                                   114.67           112.21           113.63           111.51
1995                                   144.62           158.70           169.22           153.36
1996                                   177.28           195.19           223.41           188.55
1997                                   275.20           239.53           377.44           251.44

---------------

(1) Assumes that the value of the investment in FirstMerit Common Stock and each index was $100 on December 31, 1992 and that all dividends were reinvested.

(2) This is a CRSP Index and includes all companies on Nasdaq within the SI Codes of 602 and 671. To the extent Nasdaq makes available the identity of the companies which comprise this index, the Company, in a prompt manner, will make such information available to any person requesting such.

DIRECTOR COMPENSATION

     The following table describes the standard arrangements pursuant to which non-employee directors of FirstMerit were compensated for their services effective in April 1996:

     ANNUAL              FEE PER        FEE PER COMMITTEE
BASE RETAINER FEE     BOARD MEETING          MEETING
-----------------     -------------     -----------------
     $12,000              $ 700               $ 700

     The non-employee directors may also receive an additional cash payment of $6,000 if certain performance based criterion are met by FirstMerit. In 1997 the criterion were met and the directors received the additional payment.

     The non-employee directors who serve as the chairmen of the various Board committees receive additional cash compensation as follows: Audit, Compensation and Loan Committees, $625; and the Executive Committee, $775. FirstMerit may pay fees to directors who are former officers of FirstMerit or the Subsidiaries but not to directors who are incumbent officers of FirstMerit or the Subsidiaries.

     The FirstMerit Director Deferred Compensation Plan ("Director Deferred Plan"), which was approved by the shareholders in April, 1996, permits directors of FirstMerit who are not employees to elect to defer their fees in either "stock units" (which are not actual shares of FirstMerit Common Stock but are tied to the performance thereof), or have them credited by FirstMerit to a deferred benefit account which is credited with interest at a rate of Moody's plus two. Ten of FirstMerit's directors participated in the Director Deferred Plan during 1997.

     On April 9, 1997, the shareholders approved the 1997 Stock Plan. This Plan generally provides for granting of NQSOs to directors who are not full-time employees of FirstMerit. Under the Plan, up to [200,000] shares of FirstMerit Common Stock may be issued, subject to adjustment in the event of certain corporate transactions as described below. Each participant in the Plan is awarded annually, on the day after the Annual Meeting of Shareholders, NQSOs to purchase 2,400 shares of Common Stock. The option price per share is 100 percent of the fair market value of a share of Common Stock on the date the option is granted. The Plan also provides that a Dividend Unit will be awarded to participants with respect to each share of Common Stock for which a NQSO is granted. The amount payable with respect to each Dividend Unit is equal to the aggregate dividends actually paid on one share of Common Stock, to the extent the participant held the Dividend Unit on the record date for payment of each such dividend. Dividend Units will be awarded for terms of ten years, but they will accrue dividends for only the five years following their award. The Plan provides that in the event of a Change of Control, FirstMerit will promptly pay to each participant an amount equal to the aggregate amount accrued on the Dividend Units held by the participant on the date of the Change of Control.

     In February 1996, the Board adopted stock ownership guidelines for its officers and directors. The guidelines state that within five years after adoption, directors of FirstMerit should own Common Stock equal to five times their base retainer.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     During 1997, certain directors and executive officers of FirstMerit, and their associates, were customers of and had banking transactions with the Subsidiaries of FirstMerit in the ordinary course of business. FirstMerit expects that these relationships and transactions will continue in the future. All loans and commitments to loans included in such transactions, including equipment leasing transactions, were made and will be made in the future on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons not employed by FirstMerit. The existing transactions do not involve more than the normal risk of collectability or present other unfavorable features.

     The law firm of Brouse & McDowell performed legal services for FirstMerit and the Subsidiaries in 1997. Philip A. Lloyd, II, a Class I Director of FirstMerit, is a shareholder of the law firm. The amounts of such fees for legal services are indicated under "Compensation Committee Interlocks and Insider Participation," above. The amount of Mr. Lloyd's interest in such fees cannot practicably be determined.

     The law firm of Buckingham, Doolittle & Burroughs received fees for the performance of legal services for FirstMerit and a subsidiary in 1997. Robert W. Briggs, a Class II Director of FirstMerit, is a shareholder of the law firm. The amount of Mr. Briggs' interest in such fees cannot practicably be determined.

     The law firm of Colella & Kolczun, P.L.L. received fees for the performance of legal services for a subsidiary of FirstMerit in 1997. Richard Colella, a nominee to serve as a Class I Director of FirstMerit, is a shareholder of the law firm. The amount of Mr. Colella's interest in such fees cannot practicably be determined.

     FirstMerit and the Subsidiaries also employ other law firms to perform legal services.

                                 PROPOSAL NO. 2

                 INCREASE OF AMOUNT OF AUTHORIZED COMMON STOCK

     The Board of Directors has approved and determined to submit to the FirstMerit stockholders a proposal to amend FirstMerit's Articles to increase the number of shares of authorized Common Stock from 80,000,000 to 160,000,000
shares. As of February 1, 1998, there were issued and outstanding [62,   ,   ]
shares of Common Stock (excluding [          ] shares of Common Stock held as
treasury shares by FirstMerit ). In addition, as of that date, approximately
[          ] shares of Common Stock were reserved for issuance under the various
FirstMerit employee stock option and stock purchase plans. As such, the balance of unreserved shares of FirstMerit Common Stock otherwise available for issuance
would be approximately [          ] shares.

     The Board of Directors of FirstMerit is of the opinion that the present balance of shares of Common Stock available for issuance is insufficient to enable FirstMerit to provide for its employee stock option and purchase plans and to allow it to take advantage of business opportunities, such as acquisitions, that may arise. In [December, 1994], at the Special Meeting of Shareholders, the stockholders approved an increase in authorized shares of Common Stock from 40,000,000 to 80,000,000 shares and of Preferred Stock from 3,500,000 to 7,000,000 shares. Since that time, FirstMerit has declared a two-for-one stock split in September, 1997, completed the acquisition of The CIVISTA Corporation for an exchange of stock in early 1995 where it issued approximately [13,026,238] shares (taking into effect the two-for-one stock split in September, 1997), and proposes to issue up to 4,300,000 shares in the merger of CoBancorp Inc. with and into FirstMerit (although FirstMerit intends to repurchase the same number of shares). These actions have reduced the number of shares of FirstMerit Common Stock available for future transactions and stock splits. The increase in authorized shares would give FirstMerit the flexibility to take advantage of various business opportunities, including acquisitions, financings, stock splits and stock dividends, the sale of shares of Common Stock in the open market or otherwise, for other corporate purposes, as well as providing for future employee stock option and purchase plans.

     Authorized but unissued shares may be issued at some later date upon authorization by the FirstMerit Board of Directors, except as may be limited by the FirstMerit Articles, law, or by the rules of the National Association of Securities Dealers, Inc. The holders of shares of FirstMerit Common and Preferred Stock are not entitled to preemptive rights to purchase or have offered to them any shares of Common or Preferred Stock whether now or hereafter authorized. Although the proposed amendments would increase the number of shares of FirstMerit Common Stock available for issuance, the directors currently have the authority described above and the amendment would not increase the authority of the Board to take such actions. The Board has no present plans, except under the merger with CoBancorp Inc., to issue shares of FirstMerit Common and/or Preferred Stock for such purposes.

     The Board of Directors does not believe that an increase in the number of authorized shares of FirstMerit Common Stock will have a significant impact on any attempt to gain control of FirstMerit. It is possible, however, that the availability of authorized but unissued shares of FirstMerit Common Stock could discourage third parties from attempting to gain such control since the Board could authorize the issuance of shares of Common Stock in a private placement or otherwise to one or more persons. Such an issuance of shares of Common Stock could dilute the voting power of a person attempting to acquire control of FirstMerit, increase the cost of acquiring such control, affect the accounting treatment thereof or otherwise hinder such efforts. As to other anti-takeover measures which effect FirstMerit, see "Existing Anti-Takeover Provisions Under Ohio Law," and "Existing Anti-Takeover Provisions in FirstMerit's Articles and Regulations, and the FirstMerit Shareholder Rights Plan" under Proposal No. 3.

     It is proposed that the first paragraph of Article Fourth of the FirstMerit Articles be amended to read as follows:

     FOURTH: The maximum number of shares which the Corporation is authorized to issue and to have outstanding at any time shall be One Hundred Sixty-Seven Million, which shall be classified as follows:

        (a) One Hundred and Sixty Million (160,000,000) of said shares shall be Common Stock, without par value; and

        (b) Seven Million (7,000,000) of said shares shall be Series Preferred Stock, without par value ("no par value Preferred Stock");

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL

                                 PROPOSAL NO. 3

            APPROVAL TO MAKE THE OHIO CONTROL SHARE ACQUISITION ACT
                           INAPPLICABLE TO FIRSTMERIT

  OVERVIEW OF PROPOSAL

     The Board of Directors has approved a resolution to amend the Code of Regulations of the Corporation which, if adopted, would make an Ohio anti-takeover statute, referred to herein as the "Control Share Acquisition Act," inapplicable to FirstMerit.

  REASONS FOR THE PROPOSED AMENDMENT

     The Board of Directors believes that the reasons given for adoption of the Control Share Acquisition Act are not as compelling today as they were in 1982. Since 1982, there have been significant developments in Ohio and federal law, which provide significant additional protection to shareholders when faced with a hostile tender offer or when significant blocks of a corporation's shares are purchased. In addition, the Board believes there are circumstances under which compliance with the Control Share Acquisition Statute may be unnecessarily costly to FirstMerit, have a chilling effect on the willingness of third parties to buy shares of FirstMerit, may deprive shareholders of the right to sell their shares, or may adversely impact the Board's ability to act in what it believes is the best interests of shareholders in hostile takeover attempts.

     The Board of Directors believes that opting-out of the Control Share Acquisition Act is advantageous to FirstMerit and its shareholders for the following reasons:

     DEVELOPMENTS IN OHIO CORPORATE AND SECURITIES LAW, AND FEDERAL SECURITIES LAWS. The Board of Directors believes that the reasons for enactment of the Control Share Acquisition Act are not as compelling today as they were in 1982. Since the adoption of the Control Share Acquisition Act, there have been material additions to Ohio corporate and securities laws that provide significant protective measures against hostile takeovers.

     In 1990, Ohio enacted the Ohio Interested Shareholder Transaction Statute (the "Merger Moratorium Statute"), which severely limits a purchaser of 10% or more of the shares of an Ohio corporation from engaging in transactions with the corporation. Unless the purchaser first obtains approval of the board of directors of the corporation of his acquisition, he is precluded from taking certain actions for three years.

     In 1986, Ohio corporate law was amended to confirm the authority of Ohio corporations to adopt certain protective plans which are commonly called "shareholder rights plans." These plans can have the effect of strengthening the bargaining power of a board of directors in a hostile change of control contest. The Board of Directors adopted such a plan in 1993.

     Subsequent to 1982, the provisions of the Ohio Securities Act regulating "control bids" have been administered by the Ohio Division of Securities in such a manner that they are presently held to be enforceable and not preempted by federal law, or invalid under the Constitution of the United States.

     Since 1982, there have been amendments to rules and regulations promulgated under the Securities Exchange Act of 1934 (the "1934 Act") or changes in the interpretation of such rules and regulations which lessen the "coercive" effect of tenders offers. These changes relate to the length of the tender offer period, all holders and best price rule, withdrawal of tender offers, required disclosures and timeliness of disclosures.

     UNTIMELY AND COSTLY SPECIAL MEETINGS OF SHAREHOLDERS AND LITIGATION. Under the Control Share Acquisition Act, the board of directors of a corporation is required to convene a special meeting of shareholders of the corporation if any person, even a person who does not own any shares of the corporation, sends an "acquiring party statement" to the corporation. The statement must indicate, among other things, that within the next 360 days such person may effect a control share acquisition and represents to the corporation that he has the financial capability to effect a control share acquisition.

     Under the statute, the meeting to vote on the control share acquisition is required to be held within 50 days of the corporation's receipt of the acquiring party statement. Since FirstMerit is subject to the proxy rules promulgated under the 1934 Act, FirstMerit would be required immediately to convene a meeting of its Board of Directors to determine the corporation's position with respect to the proposed control share acquisition, to authorize and approve appropriate proxy materials for the special meeting, and generally to take all action necessary and appropriate to convene a special meeting of shareholders of a public company. The procedures to comply with the Control Share Acquisition Act's special meeting and proxy counting requirements are extremely complex, uncertain as to application and must be completed within an extremely short period of time.

     Not only would this be costly to FirstMerit, but the uncertainty of the outcome of the vote on the control share acquisition could adversely affect trading in FirstMerit securities or could adversely impact or delay pending corporate transactions, such as a public or private equity or debt financing, proposed acquisitions or sales, or other major transaction.

     The Ohio public corporations which have been subject to these types of hostile attempts have also been simultaneously subjected to significant and costly lawsuits regarding the applicability and constitutionality of the Control Share Acquisition Act. The costs and time which a corporation much devote to defending against such lawsuits, and in preparing for and holding the required special meetings, are significant.

     POSSIBLE ADVERSE IMPACT IN A CHANGE OF CONTROL CONTEST. On its face, the Control Share Acquisition Act appears protective of the interests of shareholders in that it allows the holders of shares which are not interested shares to determine the outcome of a change of control contest. In many situations, however, the Board of Directors believes that the uncertainty and delay caused by the requirements of the statute could hamper the ability of the Board to induce other parties to present competing offers.

     In addition, a situation could develop where if the first person to propose a control share acquisition owns a substantial percentage of FirstMerit's shares, e.g. 19%, such a person could be in a position to have a veto power over any subsequent and competing control share acquisition. This results from the fact that such a 19% holder would be the holder of a substantial portion of the shares which would be treated as "disinterested" shares when voting on a competing control share acquisition since many of FirstMerit's outstanding shares are likely to be treated as interested shares.

     UNNECESSARY RESTRICTION ON THE RIGHT OF A SHAREHOLDER TO SELL OR BUY SHARES. As noted below, no shareholder is permitted, without the approval of the holders of interested shares, to sell his shares to any person who as a result of such purchase would first attain ownership of 20%, 33% or a majority of the outstanding shares of FirstMerit. The Board believes, as discussed below, that such a restriction on a shareholder's right to sell shares, or another person's right to buy shares, is unnecessary in view of the other protections afforded shareholders by Ohio corporate and federal law.

  BACKGROUND ON THE OHIO CONTROL SHARE ACQUISITION ACT

     In November 1982, the Ohio General Corporation Law was amended to include the "Control Share Acquisition Act") which requires that "control share acquisitions" be approved by shareholders. In adopting the statute, the General Assembly of Ohio found that Ohio corporate law did not adequately protect the interests of shareholders of Ohio corporations when confronted with "non-traditional" changes of control of a corporation, such as changes of control effected by tender offers or accumulations of significant blocks of shares in the public markets or private transactions.

     The Ohio Control Share Acquisition Act gives shareholders who are not holders of "interested shares" a veto power over certain acquisitions of shares of an Ohio corporation. The Control Share Acquisition Act automatically applies to all corporations incorporated in Ohio and having certain jurisdictional contacts with Ohio, unless the shareholders vote to "opt out" of the statute.

  SUMMARY OF CONTROL SHARE ACQUISITION ACT PROCEDURES

     Under the Control Share Acquisition Act, a "control share acquisition" is a direct or indirect acquisition by any person or entity of such number of voting shares of a corporation which, when added to those shares which the person or entity already owns or with respect to which the person or entity may exercise or direct the exercise of the voting power, would give the person or entity voting power within any of the following ranges: (a) one-fifth or more but less than one-third of such voting power; (b) one-third or more but less than a majority of such voting power; or (c) a majority or more of such voting power.

     A person or entity who proposes to make a control share acquisition must provide notice of the proposal to the corporation in accordance with specific requirements. The board of directors must then call a special meeting of the shareholders within 50 days for the purpose of voting on the proposed control share acquisition. A quorum for this meeting is achieved only if there is present at the meeting, in person or by proxy, a majority of the voting power of the corporation in the election of directors, and a majority of the portion of such voting power excluding the voting power of "interested shares."

     "Interested shares" are those shares of the corporation in respect of which any of the following persons may exercise or direct the exercise of the voting power of the corporation in the election of directors: (a) the acquiring person;
(b) any officer of the corporation elected or appointed by the directors of the corporation; or (c) any employee of the corporation who is also a director of the corporation. In addition "interested shares" are defined to include those acquired by any person: (i) after the first date of public disclosure of the transaction and prior to the date of the meeting, provided such person has paid over $250,000 for such purchased shares or such purchased shares represents greater than .05% of the outstanding shares of the company being acquired, and (ii) that transfers such shares for valuable consideration after the record date established by the directors, if accompanied by the voting power.

     A proposed control share acquisition may be consummated only if approved at the meeting by both of the following groups: (1) holders of a majority of the voting power of the corporation in the election of directors represented at the meeting by person or by proxy, and (2) holders of a majority of the portion of such voting power excluding the voting power of interested shares. A proposed control share acquisition which receives approval in the manner described must be consummated, in accordance with the terms so authorized, no later than 360 days following shareholder authorization of the control share acquisition.

  EXISTING ANTI-TAKEOVER PROVISIONS OF OHIO LAW

     MERGER MORATORIUM LAW. Under the Merger Moratorium Statute, a corporation is prohibited from entering into a "Chapter 1704 transaction" with the direct or indirect beneficial owner of 10% or more of the shares of such corporation (a "10% shareholder") for at least three years after the shareholder attains his 10% ownership unless the board of directors of the corporation approves, before the shareholder attains his 10% ownership, either the transaction or the purchase of shares resulting in his 10% ownership. A "Chapter 1704 transaction" is broadly defined to include, among other things, a merger or consolidation involving the corporation and the 10% shareholder, a sale or purchase of substantial assets between the corporation and the 10% shareholder, a reclassification, recapitalization, or other transaction proposed by the 10% shareholder that results in an increase in the proportion of shares beneficially owned by the 10% shareholder, and the receipt by the 10% shareholder of a loan, guarantee, other financial assistance, or tax benefit not received proportionately by all shareholders.

     Even after the three-year period, Ohio law restricts these transactions between the corporation and the 10% shareholder. At that time, such a transaction may proceed only if (a) the board of directors of the corporation had approved the purchase of shares that gave the shareholder his 10% ownership,
(b) the transaction is approved by the holders of shares of the corporation with at least two-thirds of the voting power of the corporation (or a different proportion set forth in the corporation's articles of incorporation), including at least a majority of the outstanding shares after excluding shares held or controlled by the 10% shareholder, or (c) the business combination results in shareholders, other than the 10% shareholder, receiving a prescribed fair price plus interest for their shares.

     "ANTI-GREENMAIL" STATUTE. Pursuant to ORC Section 1707.043, a public corporation formed in Ohio may recover profits that a shareholder makes from the sale of the corporation's securities within 18 months after making a proposal to acquire control or publicly disclosing the possibility of a proposal to acquire control. The corporation may not, however, recover from a person who proves either (i) that his sole purpose in making the proposal was to succeed in acquiring control of the corporation and there were reasonable grounds to believe that he would acquire control of the corporation or (ii) that his purpose was not to increase any profit or decrease any loss in the stock. Also, before the corporation may obtain any recovery, the aggregate amount of the profit realized by such person must exceed $250,000. Any shareholder may bring an action on behalf of the corporation if a corporation refuses to bring an action to recover these profits. The party bringing such an action may recover his attorneys' fees if the court having jurisdiction over such action orders recovery of any profits. An Ohio corporation may elect not to be covered by the "anti-greenmail" statute with an appropriate amendment to its articles of incorporation, but neither FirstMerit nor CoBancorp has taken any such corporate action to opt out of the statute.

     CONTROL BID PROVISIONS OF THE OHIO SECURITIES ACT. Ohio law further requires that any offeror making a control bid for any securities of a "subject company" pursuant to a tender offer must file information specified in the Ohio Securities Act with the Ohio Division of Securities when the bid commences. The Ohio Division of Securities must then decide whether it will suspend the bid under the statute within three calendar days. If it does so, it must initiate hearings on the suspension within 10 calendar days of the suspension date and make a determination of whether to maintain the suspension, within 16 calendar days of the suspension date. For this purpose, a "control bid" is the purchase of, or an offer to purchase, any equity security of a subject company from a resident of Ohio that would, in general, result in the offeror acquiring 10% or more of the outstanding shares of such company. A "subject company" includes any company with both (a) its principal place of business or principal executive office in Ohio or assets located in Ohio with a fair market value of at least $1,000,000 and (b) more than 10% of its record or beneficial equity security holders are resident in Ohio, more than 10% of its equity securities are owned of record or beneficially by Ohio residents, or more than 1,000 of its record or beneficial equity security holders are resident in Ohio.

  EXISTING ANTI-TAKEOVER PROVISIONS IN FIRSTMERIT'S ARTICLES AND REGULATIONS, AND THE FIRSTMERIT SHAREHOLDER RIGHTS PLAN

     FIRSTMERIT'S ARTICLES AND REGULATIONS. FirstMerit's Articles and Regulations, as amended by the stockholders at the 1988 Annual Shareholders Meeting, contain certain provisions that can be viewed as having anti-takeover effects. Under these provisions, FirstMerit's Board of Directors is divided into three classes with approximately one-third of the members of the Board nominated for election each year, directors may be removed only for cause, the maximum number of directors is fixed in the Articles at 24 (although it is currently set at 18 by the stockholders) and advance notice is required from stockholders nominating a director. In addition, the affirmative vote of 80% of FirstMerit's outstanding voting power is required to approve certain business transactions (such as mergers or disposition of substantially all of its assets) involving another entity owning ten percent or more of the outstanding capital stock of FirstMerit, unless (a) the transaction is structured to provide a "fair price" to all stockholders; and (b) the transaction has been approved by (i) a majority of the Board prior to the entity acquiring ten percent, or (ii) by two-thirds of the Board and by a majority of the continuing directors any time before consummation. If such approval is received, the affirmative vote of only two-thirds of FirstMerit 's outstanding voting power is required.

     AUTHORIZED COMMON AND PREFERRED STOCK. Article [     ] of the Articles
provide some protection against attempts by persons or entities to take control of FirstMerit . This Article provides for authorized Common Stock of 80,000,000 shares (160,000,000 if Proposal No. 2 is adopted) and authorized voting serial Preferred Stock of 7,000,000 shares. As of February 1, 1998, there are
[          ] shares of the Common Stock unissued and not reserved for issuance,
and there are [          ] shares of the serial Preferred Stock unissued and not
reserved for issuance. Under Ohio law, shareholder approval is unnecessary for the issuance of additional authorized shares of Common Stock unless the issuance would result in one person or entity owning, directly or indirectly, twenty percent (20%) or more of the outstanding stock or unless an acquisition is involved which would result in twenty percent (20%) or greater increase in the outstanding shares. The Articles provide that serial Preferred Stock may be issued in one or more series and expressly vest the board of directors with authority to determine the designated preferences and certain other rights of each series. Although the Board of Directors has no present intent of doing so, shares of Common Stock or serial Preferred Stock could be issued to a party who would vote against a particular transaction. The issuance of such additional shares could increase the absolute cost of a business combination and thereby discourage a potential buyer.

     NO CUMULATIVE VOTING. Article Fifth of the Articles eliminates the right of shareholders to vote cumulatively in the election of directors. The inability to vote cumulatively increases the difficulty of minority shareholders to obtain even proportional representation on the board of directors. This provision was approved by the shareholders at the Annual Shareholders meeting in 19[87].

     FIRSTMERIT'S SHAREHOLDER RIGHTS PLAN. On October 21,1993, the FirstMerit Board of Director's adopted the FirstMerit Shareholder Rights Agreement, between FirstMerit and FirstMerit Bank, N.A., as rights agent ("Rights Plan"). The Rights Plan was amended in July, 1996. Unless otherwise indicated, defined terms in this section are as defined in the Rights Agreement.

     Under the terms of the Rights Plan, a dividend of one preferred share purchase right (a "Right") was declared for each outstanding share of FirstMerit Common Stock. Each Right entitles its registered holder to purchase from FirstMerit, after the "Distribution Date," one one-hundredth of a share of Series A Preferred Stock, no par value (the "Preferred Shares"), for $45 (the "Purchase Price"), subject to adjustment. The Rights are evidenced by the Common Stock certificates until the close of business on the earlier of the "Distribution Date" which is (i) the tenth business day (or such later date as the Board of Directors of FirstMerit may from time to time fix by resolution) after the date on which any "Person" commences a tender or exchange offer which, if consummated, would result in such Person's becoming an Acquiring Person (as discussed below), or (ii) the tenth business day (or such earlier or later date as the Board of Directors of FirstMerit may from time to time fix by resolution) after the first date of public announcement by FirstMerit that such Person has become an Acquiring Person (the "Flip-in Date"); provided that if a tender or exchange offer referred to in clause (i) is canceled, terminated or otherwise withdrawn prior to the Distribution Date without the purchase of any shares of stock pursuant thereto, such offer shall be deemed never to have been made.

     An Acquiring Person is any Person who is the Beneficial Owner of 10% or more of the outstanding Common Stock, provided, however, such term shall not include (i) FirstMerit, any wholly-owned subsidiary of FirstMerit or any employee stock ownership or other employee benefit plan of FirstMerit, (ii) any person who is the Beneficial Owner of 10% or more of the outstanding Common Stock as of the date of the Rights Agreement or who shall become the Beneficial Owner of 10% or more of the outstanding Common Stock solely as a result of an acquisition of Common Stock by FirstMerit, until such time as such Person acquires additional Common Stock, other than through a dividend or stock split,
(iii) any Person who becomes an Acquiring Person without any plan or intent to seek or affect control of FirstMerit if such Person promptly divests sufficient securities such that such 10% or greater Beneficial Ownership ceases; or (iv) any Person who Beneficially Owns Common Stock consisting solely of (A) shares acquired pursuant to the grant or exercise of an option granted by FirstMerit in connection with an agreement to merge with, or acquire, FirstMerit prior to a Flip-in Date, (B) shares owned by such Person and its Affiliates and Associates at the time of such grant, (C) shares, amounting to less than 1% of the outstanding Common Stock, acquired by Affiliates and Associates of such Person after the time of such grant and (D) shares which are held by such Person in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity, that are beneficially owned by third persons who are not Affiliates or Associates of such Person or acting together with such Person to hold shares, or which are held by such Person in respect of a debt previously contracted.

     The Rights Plan provides that, until the Distribution Date, the Rights will be transferred with and only with the Common Stock. Promptly following the Distribution Date, separate certificates evidencing the Rights would be mailed to holders of record of Common Stock at the Distribution Date.

     It is proposed that the Amended and Restated Code of Regulations be amended by adding the following new Article XI:

          The provisions of Section 1701.831 of the Ohio Revised Code, as amended, requiring shareholder approval of control share acquisitions, as defined in Section 1701.01(Z) of such Code, as amended, shall not be applicable to the corporation.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL

                                 PROPOSAL NO. 4

             AMENDMENT TO FIRSTMERIT'S EMPLOYEE STOCK PURCHASE PLAN

     The Employee Stock Purchase Program (the "Employee Plan") provides employees of FirstMerit with the opportunity to acquire FirstMerit Common Stock on a payroll deduction basis. The Employee Plan currently limits an employee to electing up to five percent of his compensation deducted. The directors have amended the Employee Plan, subject to shareholder approval, to increase the amount which can be deducted to 10 percent. Shareholder approval is required under Section 423 of the Internal Revenue Code.

     The Employee Plan provides that any person who has been employed by FirstMerit or any subsidiary for at least six months and who currently is employed on a regularly scheduled basis is eligible to participate in the Employee Plan ("Eligible Employee"). Executive officers of FirstMerit are not considered Eligible Employees.

     Eligible Employees can through payroll deduction purchase shares of FirstMerit Common Stock at 85% of the current market price, and at 100% of the current market value purchase shares through dividend reinvestment. An Eligible Employee may have up to five percent (10% if approved by the shareholders) of his compensation deducted, however, no Eligible Employee may purchase shares exceeding $25,000 in fair market value in any one calendar year or purchase shares if, after the purchase, the Employee would own more than five percent of the outstanding shares of Common Stock

     Under the Employee Plan, there are currently [          ] shares of Common
Stock available for issuance, subject to adjustment in the event of certain transactions affecting FirstMerit's capital structure.

     As of January 1, 1997, Merrill Lynch was appointed as the administrator of the Employee Plan. All shares of FirstMerit Common Stock acquired on behalf of an Eligible Employee are maintained on a book entry basis on the records of FirstMerit or the Plan Administrator. An Eligible Employee is deemed the owner of such shares and has the rights of a shareholder at the time the shares are acquired. Dividends which accrue on the shares will be paid and distributed to the Eligible Employee, unless the reinvestment option is elected. If an Eligible Employee requests delivery of the Common Stock held in his account, whole shares will be delivered to the Eligible Employee and any fractional shares will be paid in cash.

     The grant of an option pursuant to the Employee Plan is not a taxable event to an Eligible Employee for federal income tax purposes. Also, the transfer of shares of Common Stock to an Eligible Employee on exercise of an option will not result in taxable income to the Eligible Employee (and no deduction will be allowed to FirstMerit with respect to such transfer) if the Eligible Employee was an employee of FirstMerit at all times from the date of the grant of the option until three months before the exercise (the "Employment Requirement"). In such case, the Eligible Employee's tax basis for the shares so acquired will be equal to the purchase price at exercise. However, if the Eligible Employee sells or otherwise disposes of the shares of Common Stock so acquired within two years of the date of the grant or within one year after the transfer of the shares to him (the "Required Holding Periods"), he must report as ordinary compensation income in the year of disposition (and

FirstMerit may deduct) the difference between the option price and the fair market value of the shares at the time of exercise of the option. The Eligible Employee increases his basis in the shares by the amount he reports as ordinary income. The difference between this increased basis and the selling price is a capital gain or loss.

     If the Eligible Employee disposes of (or dies while owning) the shares after expiration of the Required Holding Periods, the Eligible Employee must report as ordinary compensation income in the year of disposition (or death) the lesser of: (i) the excess of the fair market value of the shares at the time of disposition or death over the amount paid for the shares, or (ii) the excess of the fair market value of the shares at the time the option was granted over the amount paid for the shares. However, FirstMerit may not deduct this amount. The Eligible Employee may increase the basis of his shares by the amount which he is required to report as ordinary compensation income upon disposition. The difference between this increased basis and the selling price of such shares is a capital gain or loss.

     If the Employment Requirement is not satisfied, the Eligible Employee will recognize ordinary compensation income at the time of exercise of the option equal to (and FirstMerit may deduct) the amount by which the fair market value of the shares at exercise exceeds the amount paid for such shares.

     The directors adopted the Employee Plan in February 1992 and it was approved by the shareholders in April 1992. The directors made certain administrative amendments to the Employee Plan in August 1995 and November 19, 1996. The Employee Plan provides that the directors may from time to time alter, amend, suspend or terminate the Employee Plan; provided, however, that the directors may not (i) change the number of shares reserved under the Employee Plan except for adjustments necessitated by capital changes as described above,
(ii) extend the duration of the Employee Plan, (iii) extend the exercise period for purchasing shares, (iv) change the purchase price of shares, (v) change the eligibility requirements, or (vi) make any other changes that would adversely affect the terms and conditions of any outstanding rights of an Eligible Employee without the Eligible Employee's consent.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL

                             PRINCIPAL SHAREHOLDERS

     The following table describes the beneficial ownership of Common Stock of each entity who was known by FirstMerit to be the beneficial owner of more than five percent of the total shares issued and outstanding on or about February 14, 1998. Under rules and regulations promulgated by the Commission, a person is deemed to be the "beneficial owner" of all the shares with respect to which he has or shares voting power or investment power, regardless of whether he is entitled to receive any economic benefit from his interest in the shares. As used herein, the term "voting power" means the power to vote or to direct the voting of shares and "investment power" means the power to dispose of or to direct the disposition of shares.

     These parties have certified to the Commission that the shares were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of FirstMerit.

            NAME AND ADDRESS                SHARES AND NATURE OF
          OF BENEFICIAL OWNER               BENEFICIAL OWNERSHIP     % OF CLASS
----------------------------------------    --------------------     ----------
Cincinnati Financial Corporation                 [         ]           [     ]%
P.O. Box 145496
Cincinnati, OH 45250
FirstMerit Bank, N.A.                            [         ]           [     ]%
Trust Division
121 S. Main Street
Akron, OH 44308

                                    AUDITORS

     FirstMerit has selected Coopers & Lybrand as its auditors for 1998. Coopers & Lybrand has served as auditors for FirstMerit since 1992. A representative of the auditors will be present at the meeting and will be available to answer questions. The representative will have the opportunity to make a statement at the meeting.

                  SHAREHOLDER PROPOSALS AND BOARD NOMINATIONS

     Any proposals to be considered for inclusion in the proxy material to be provided to shareholders of FirstMerit for its next Annual Meeting of Shareholders to be held in 1999 may be made only by a qualified shareholder and must be received by FirstMerit no later than October 27, 1998.

     The Executive Committee will consider nominees for directors of FirstMerit recommended by shareholders who submit the person's name and qualifications, in writing, to the Executive Committee. Under Article II, Section 2, of FirstMerit's Regulations, shareholders entitled to vote for the election of directors who intend to nominate a director for election must deliver written notice to the Secretary of FirstMerit no later than (i) with respect to the election to be held at an annual meeting of shareholders, 90-days in advance of such meeting, and (ii) with respect to the election to be held at a special meeting of shareholders, the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders. The notice from the shareholder must set forth certain information concerning the shareholder and each nominee, including names and addresses, a representation that the shareholder is entitled to vote and intends to appear in person or by proxy at the meeting, a description of arrangements or understandings between the shareholder and each nominee, such other information required to be included in a proxy statement, and the consent of each nominee to serve as a director of FirstMerit if so elected.

                                    GENERAL

     The accompanying proxy is solicited by and on behalf of the Board of Directors of FirstMerit, whose notice of meeting is attached to this Proxy Statement, and the entire cost of such solicitation will be borne by FirstMerit. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by directors, officers and employees of FirstMerit. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and FirstMerit will reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith. FirstMerit has engaged Georgeson & Company Inc. to aid in the solicitation of proxies in order to assure a sufficient return of votes on the proposals to be presented at the meeting. It is expected that Georgeson will primarily solicit institutional investors and owners not of record who are non-objecting beneficial owners of FirstMerit Common Stock. The costs of such services are estimated at $[6,000], plus reasonable distribution and mailing costs.

     Management of FirstMerit has no information that other matters will be brought before the meeting. If, however, other matters are properly presented, the accompanying proxy will be voted in accordance with the best judgment of the proxy holders with respect to such matters.

                                            /s/ Terry E. Patton
                                            Terry E. Patton,
                                            Secretary

Akron, Ohio
February 23, 1998

                          FIRSTMERIT CORPORATION PROXY

                       SOLICITED BY THE BOARD OF DIRECTORS

         WILLIAM B. POE, FRANK H. HARVEY, JR. AND JAMES L. HILTON, or any of them, with full power of substitution, are hereby authorized to represent the shareholder designated hereby and to vote all Common Stock of such shareholder in FirstMerit Corporation (the "Company") at the Annual Meeting of Shareholders of the Company to be held on Wednesday, April 8, 1998, and any adjournment(s) thereof, with respect to the matters listed on the reverse side of this card.

PLEASE VOTE AND SIGN ON OTHER SIDE AND RETURN PROMPTLY IN ENCLOSED ENVELOPE.

         Please sign this proxy card exactly as your name or names appear hereon. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

HAS YOUR ADDRESS CHANGED?                  DO YOU HAVE ANY COMMENTS?

----------------------------------         ----------------------------------

----------------------------------         ----------------------------------

----------------------------------         ----------------------------------

----------------------------------         ----------------------------------


|X|      PLEASE MARK VOTES
         AS IN THIS EXAMPLE

                                                 FOR    WITHHOLD  FOR ALL EXCEPT
1.  For the election of five Class I Directors.  [ ]       [ ]         [ ]

Nominees:

John R. Cochran, Richard Colella, Philip A. Lloyd, II,
Roger T. Read and Richard N. Seaman

    Instruction: To withhold authority to vote for any individual nominee, mark the "For All Except" box and strike a line through the nominee's name in the list above.

RECORD DATE SHARES:

Please be sure to sign and date this Proxy.   Date:___________________

----------------------------------       ------------------------------------
    Shareholder sign here                          Co-owner sign here

                                                       FOR    AGAINST   ABSTAIN
2.  To approve the increase of Common Stock to         [ ]      [ ]       [ ]
    160,000,000 shares


                                                       FOR    AGAINST   ABSTAIN
3.  To make the Ohio Control Share Acquisition Act     [ ]      [ ]       [ ]
    inapplicable to FirstMerit


                                                       FOR    AGAINST   ABSTAIN
4.  To approve the amendment to FirstMerit's Employee  [ ]       [ ]      [ ]
    Stock Purchase Plan to allow employees to deduct up to 10% of compensation


5. Such other business as properly may come before said meeting and any adjournment(s) thereof.

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF THIS PROXY IS SIGNED AND NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL PROPOSALS SET FORTH HEREIN.

    Mark box at right if comments or address change have [ ] been noted on the reverse side of this card.

DETACH CARD                                              DETACH CARD

                             FIRSTMERIT CORPORATION
                                III Cascade Plaza
                                Akron, Ohio 44308





                                February 23, 1998





Dear Shareholder:

         Please take note of the important information enclosed with this Proxy Ballot. There are a number of issues related to the management and operation of your Company that require your immediate attention and approval. These are discussed in detail in the enclosed proxy materials.

         Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

         Please mark the boxes on the proxy card to indicate how your shares shall be voted. Then sign the card, detach it and return your proxy vote in the enclosed postage paid envelope.

         Your vote must be received prior to the Annual Meeting of Shareholders, Wednesday, April 8, 1998.

         Thank you in advance for your prompt consideration of these matters.


                                          Sincerely,


                                          FirstMerit Corporation